EXHIBIT 10.20

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 is made effective as of January 1, 2009, and modifies and amends the Employment Agreement dated November 1, 2007 (the “Agreement”), between NewPage Corporation (“Company”) and Michael T. Edicola (“Executive”). Terms defined in the Agreement have the same meaning when used in this Amendment unless otherwise indicated. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Company and Executive agree as follows:

1.	Section 5.3 of the Agreement is amended in its entirety to read as follows:

5.3 Termination By the Company Without Cause or By Executive for Good Reason.

(a) Subject to Executive’s compliance with Section 7 and subject to the execution by Executive, without revocation, of a general release in the form attached as Exhibit A or in other form satisfactory to the Company (the “Release”), if during the Term Executive’s employment terminates without Cause or Executive terminates his employment for Good Reason, Executive will receive the following in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination;

(2)	a pro rata bonus for the year of termination, calculated by multiplying the Severance Bonus Amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid to similarly situated employees;

(3)	an amount equal to two times Base Salary;

(4)	continued receipt of medical, dental, vision, basic life, and employee assistance coverage for 24 months after Executive’s date of termination, subject to payment by Executive of the employee cost of those benefits as paid by active employees, but if Executive is employed by another employer who provides one or more similar benefits, the benefits under the Company’s plan will be secondary to those provided under the new plan;

(5)	outplacement services substantially similar to those provided pursuant to the terms of the Company’s severance plan; and

(6)	accrued benefits pursuant to the Company’s benefit plans and programs.

(b) The amount in (1) above will be paid within 10 business days after the date of termination (unless an earlier date is required by law).

(c) The amounts in (2) and (3) above will be paid in a lump sum only after the Executive has executed and delivered to the Company the Release within the period stated below and after any applicable revocation period in the Release has expired. Within 45 days after the date of termination (the “Delivery Deadline”), the Executive shall deliver to the Company either an executed Release or a notice stating that the Executive has a good faith, bona fide dispute regarding his employment or the termination of his employment with the Company (“Dispute Notice”). If the Executive delivers an executed Release by the Delivery Deadline, the Company shall make the payments set forth in (3) above on the first business day that is 60 days after the date of termination (provided that, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company may, in its sole discretion, make such payments on any date that is no more than 30 days prior to such date), and the Company shall make the payment set forth in (2) above at the time that bonuses are paid to similarly situated employees (on or before March 15 of the year following the year in which the relevant services required for payment have been performed). If the Executive delivers a Dispute Notice by the Delivery Deadline, the Company shall, as permitted by Section 409A of the Code, make the payments set forth in (2) and (3) above within 30 days after the date that the dispute is resolved, an executed Release is delivered and the Release becomes effective and irrevocable in accordance with its terms (the “Resolution Date”), but in no event later than the end of the calendar year in which the Resolution Date occurs (except with respect to (2) above, not sooner than the time that bonuses are paid to similarly situated employees). If the Executive fails to deliver either an executed Release or a Dispute Notice by the Delivery Deadline, the Executive will be deemed to have waived the payments set forth in (2) and (3) above and the Company will have no further obligation to make those payments.

(d) The Company will have no obligation to provide any payments or benefits in this Section 5.3 if Executive breaches the provisions of Section 7.

2.	Section 8.4 of the Agreement is amended in its entirety to read as follows:

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived only by writing signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any waiver of a right, power or privilege on a particular occasion preclude exercise of that right, power or privilege on a different occasion the exercise of any other right, power or privilege under this Agreement. This Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and the Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.	The following new Section 8.12 is added to the Agreement:

8.12 Section 409A of the Code. This Agreement and all compensation derived from this Agreement are intended to either be exempt from, or comply with, the requirements of Section 409A of the Code. Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence. By way of illustration, to the extent required to comply with the requirements of Section 409A of the Code, the words “termination of employment” or words or phrases to similar effect in this Agreement shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, any payments provided under Section 5.3(2)-(3) upon the separation from service of a “specified employee” (within the meaning of Section 409A of the Code and the Company’s policy, if any, for identifying specified employees), shall be paid no earlier than the first business day of the seventh month after such specified employee’s separation from service, together with interest from the date of separation from service to the date of payment at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of separation from service. Further, to the extent that any in-kind benefit or reimbursement provided under this Agreement constitutes nonqualified deferred compensation, (x) the amount of any such in-kind benefit or reimbursement to which the Executive may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (y) any such benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (z) any such reimbursement shall be paid no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred.

4.	Except as modified by this Amendment, the Agreement remains in full force and effect.

Company:		Executive:
NewPage Corporation

By:	/s/ Douglas K. Cooper	/s/ Michael T. Edicola
Title:	Vice President, General Counsel and Secretary	Michael T. Edicola

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